CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2007, relating to the financial statements and financial highlights which appears in the Year December 31, 2006 Annual Report to Shareholders of California Daily Tax Free Income Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Counsel and Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
CityplaceNew York, StateNew York
April 25, 2007